UNITED STATES
        SECURITIES AND EXCHANGE COMMISSION
              WASHINGTON, D.C. 20549

                   SCHEDULE 1

    UNDER THE SECURITIES EXCHANGE ACT OF 1934 *

                 (Amendment No. 1)

--------------------------------------------------


                   Agrium, Inc.
--------------------------------------------------
                 (Name of Issuer)

                   Common Shares
--------------------------------------------------
          (Title of Class of Securities)

                     008916108
          ------------------------------
                  (CUSIP Number)


                November 15, 2000
            --------------------------
   (Date of Event which Requires Filing of this
                    Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ] Rule 13d-1(b)
   [X] Rule 13d-1(c)
   [ ] Rule 13d-1(d)

      *The  remainder of this cover page shall  be
filled out for a reporting person's initial filing
on  this form with respect to the subject class of
securities,  and  for  any  subsequent   amendment
containing    information   which   would    alter
disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        13G

----------------------             ---------------
CUSIP No. 008916108              PAGE 2 OF 5 PAGES
----------------------             ---------------
--------------------------------------------------
1)  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    (ENTITIES ONLY)

    Unocal Corporation, I.R.S. No.: 95-3825062
--------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
    GROUP*
      (a) / /
      (b) /X/
--------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------

4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------

 NUMBER OF     (5)  SOLE VOTING POWER         -0-
  SHARES       -----------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER       -0-
 OWNED BY      -----------------------------------
   EACH        (7)  SOLE DISPOSITIVE POWER    -0-
REPORTING      -----------------------------------
  PERS0N       (8)  SHARED DISPOSITIVE POWER  -0-
   WITH
--------------------------------------------------

(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
      -0-
--------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES (See Instructions)
      / /
--------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
      ROW 9

      0%
--------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------

                        13G

----------------------          -----------------
CUSIP No. 008916108             PAGE 3 OF 5 PAGES
----------------------          -----------------
--------------------------------------------------
1)  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    (ENTITIES ONLY)

    Union Oil Company of California,
    I.R.S. NO.: 95-1315450
--------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
    GROUP*
      (a) / /
      (b) /X/
--------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------

 NUMBER OF    (5)   SOLE VOTING POWER        -0-
  SHARES            -----------------------------
BENEFICIALLY  (6)   SHARED VOTING POWER      -0-
 OWNED BY           ------------------------------
   EACH       (7)   SOLE DISPOSITIVE POWER   -0-
REPORTING           ------------------------------
  PERS0N      (8)   SHARED DISPOSITIVE POWER -0-
  WITH
--------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

      -0-
--------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES (See Instructions)
      / /
--------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
     9

      0%
--------------------------------------------------

(12)  TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------
                            PAGE 4 OF 5 PAGES

Item 1.

  (a) Name of Issuer:

     Agrium, Inc.

  (b) Address of Issuer's Principal Executive
      Offices:

      13131 Lake Fraser Drive S.E., Calgary,
      Alberta, Canada T2J 7E8

Item 2.

  (a) Name of Person Filing:

     Unocal Corporation
     Union Oil Company of California, a wholly-owned subsidiary of Unocal Corporation

  (b) Address of Principal Business Office or, if none, Residence:

     2141 Rosecrans Avenue, Suite 4000, El
     Segundo, California 90245 (for both
     Unocal Corporation and Union Oil Company of
     California)

  (c) Citizenship:

     Unocal Corporation, a Delaware corporation
     Union Oil Company of California, a California corporation

  (d) Title of Class of Securities:

     Common Shares

  (e) CUSIP Number:

     008916108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        Not applicable.

Item 4. Ownership

        (a) Amount Beneficially Owned:

           -0-

        (b) Percent of Class:

           0%

        (c)   Number of shares as to which
              such person has:
        (i)   sole power to vote or to direct
              the vote              -0-
        (ii)  shared power to vote or to
              direct the vote      -0-
        (iii) sole power to dispose or to
              direct the disposition of -0-
        (iv)  shared power to dispose or
              to direct the disposition of
               -0-


                            PAGE 5 OF 5 PAGES

Item 5. Ownership of Five Percent or Less of a
        Class

        /X/

Item 6. Ownership of More than Five Percent on
        Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the
        Subsidiary Which Acquired the
        Security Being Reported on By the Parent
        Holding Company

        Not applicable.

Item 8. Identification and Classification of
        Members of the Group

        Not applicable.

Item 9. Notice of Dissolution of a Group

        Not applicable.

Item 10.   Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                     SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                        Unocal Corporation
                        (Reporting Person)

Date:

                        By:  /S/ Joe D. Cecil

                        Name: Joe D. Cecil

                        Title: Vice President
                               and Comptroller



                        Union Oil Company of
                        California
                        (Reporting Person)

Date:

                        By:    /S/ Joe D. Cecil

                        Name:  Joe D. Cecil

                        Title: Vice President and
                               Comptroller